UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): November 12, 2010
Progress Software Corporation
(Exact name of registrant as specified in its charter)
Commission file number: 0-19417

Massachusetts	04-2746201
(State or other jurisdiction of	(I.R.S. employer
incorporation or organization)	identification no.)
14 Oak Park
Bedford, Massachusetts 01730
(Address of principal executive offices, including zip code)
(781) 280-4000
(Registrant’s telephone number, including area code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
New Chief Financial Officer
On November 15, 2010, Progress Software Corporation (“PSC”) issued a press release announcing that Charles F. Wagner, Jr. had been appointed Executive Vice President, Finance & Administration and Chief Financial Officer of PSC. Mr. Wagner’s appointment was effective upon his commencement of employment on November 15, 2010. Mr. Wagner succeeds Norman R. Robertson as PSC’s Chief Financial Officer.
Prior to his joining PSC, Mr. Wagner, age 42, was Vice President and Chief Financial Officer of Millipore Corporation, a publicly traded life sciences company (“Millipore”), from August 2007 until July 2010, when Millipore was acquired by Merck KGaA. Mr. Wagner joined Millipore in December 2002 as Director of Strategic Planning and Business Development and was appointed Vice President, Strategic Planning and Business Development, in March 2003, serving in this role until his appointment as chief financial officer of Millipore.
In connection with his employment with PSC, on October 15, 2010, PSC and Mr. Wagner entered into an employment letter setting forth Mr. Wagner’s compensation and certain other employment terms upon the commencement of his employment. Pursuant to this employment letter, Mr. Wagner will be paid a base salary of $400,000 per year and he will be eligible to participate in our Executive and Key Contributor Bonus program at an aggregate annual target rate of $250,000. This employment letter also provides that Mr. Wagner is to receive a new hire equity award of 120,000 stock options and 32,000 restricted stock units (“RSUs”).
On November 15, 2010, upon his commencement of employment, the stock options and RSUs comprising Mr. Wagner’s new hire equity award were issued. The 120,000 stock options will vest in fifty-four equal monthly installments beginning six months following his date of hire, subject to continued employment. These stock options were issued at an exercise price of $39.03, which was the fair market value of PSC’s common stock on the date of grant. Mr. Wagner’s RSUs vest semiannually over three years, subject to continued employment, with the first vesting to occur on April 1, 2011.
Mr. Wagner’s employment letter also provides that in the event that his employment is terminated by PSC other than for cause, he will be eligible to receive severance pursuant to any severance plan then applicable to members of PSC’s Executive Committee as a result of an involuntary termination of employment, with such severance pay and benefits being at least equal to the following: (a) the payment of severance of twelve (12) months of total target cash compensation as of the date of termination, (b) the continuation, for a period of twelve (12) months, of benefits that are substantially equivalent to the benefits (medical, dental, vision and life insurance) that were in effect immediately prior to termination, and (c) twelve (12) months of acceleration of unvested stock options and RSUs. Receipt of this severance payment and benefits is subject to the execution of PSC’s standard form of separation and release agreement, which will include a non-competition clause. The involuntary termination of Mr. Wagner’s employment within twelve months following a change in control would be governed by the Employee Retention and Motivation Agreement described below and not by this paragraph.
Pursuant to the terms of Mr. Wagner’s employment letter, PSC has also agreed to enter into an Employee Retention and Motivation Agreement (“ERMA”) with Mr. Wagner that provides certain compensation and benefits if his employment is involuntarily terminated within twelve months of a change in control of PSC. The terms of this ERMA, which are described below, would be identical to the ERMAs we have entered into with our other executive officers and certain other employees.

Under the ERMA, upon a change in control of PSC, Mr. Wagner’s annual cash bonus award would be fixed and guaranteed at his target level. Payment of this bonus will immediately occur on a pro-rata basis with respect to the elapsed part of the relevant fiscal year. In addition, upon a change in control, all outstanding unvested options and restricted equity held by Mr. Wagner would fully accelerate, unless the acquirer assumes all such options and restricted equity. Upon involuntary termination of Mr. Wagner’s employment within twelve months following a change of control, all remaining outstanding options and restricted equity held by Mr. Wagner would automatically become vested, Mr. Wagner would be entitled to receive a lump sum payment equal to fifteen months of his total target compensation, and his benefits would continue for fifteen months.
In the event that any amounts provided for under his ERMA or otherwise payable to Mr. Wagner would constitute “parachute payments” within the meaning of Section 280G of the Internal Revenue Code and be subject to the related excise tax, Mr. Wagner would be entitled to receive either full payment of the benefits under the agreement or such lesser amount which would result in no portion of the benefits being subject to the excise tax, whichever results in the greatest amount of after-tax benefits to Mr. Wagner. The ERMA does not require PSC to provide any tax gross-up payments.
The preceding description of Mr. Wagner’s employment letter and ERMA is qualified in its entirety by reference to the full text of the employment letter and form of ERMA filed as Exhibits 10.1 and 10.2, respectively, to this Form 8-K and incorporated herein by reference.
Except as described above, there are no arrangements or understandings between Mr. Wagner and any other person pursuant to which he was appointed to his new position. There are no family relationships between Mr. Wagner and any of PSC’s directors or executive officers, nor is PSC aware, after inquiry of Mr. Wagner, of any related-person transaction or series of transactions required to be disclosed under the rules of the Securities and Exchange Commission (“SEC”).
Former Chief Financial Officer Appointed Senior Advisor, Finance and Administration
Upon the commencement of Mr. Wagner’s employment on November 15, 2010, Norman R. Robertson, PSC’s Senior Vice President, Finance & Administration and Chief Financial Officer, assumed the position of Senior Advisor, Finance and Administration. PSC previously issued a press release on April 12, 2010 announcing Mr. Robertson’s intent to retire before the end of 2010. As described above, Mr. Robertson was succeeded as Chief Financial Officer by Charles F. Wagner, Jr.
On November 12, 2010, PSC entered into a letter agreement with Mr. Robertson providing for the termination of his employment with PSC on May 13, 2011. This letter agreement also describes the terms of Mr. Robertson’s employment with PSC during a transition period commencing with Mr. Wagner’s employment and ending on May 13, 2011. Mr. Robertson will be employed on a full-time basis until December 31, 2010 and, thereafter, on a part-time basis. During this transition period, Mr. Robertson will assist Mr. Wagner with respect to various tasks, including the preparation of financial statements, internal financial and accounting information and analysis, preparation of year-end and quarterly conference calls with investors, preparation of SEC filings, preparation of earnings releases and related matters.
As part of Mr. Robertson’s letter agreement, PSC and Mr. Robertson agreed on the terms of his severance arrangements in connection with the termination of his employment. Upon the termination of his employment, Mr. Robertson will be entitled to receive eighteen months of his total target compensation, which will be paid out monthly over an eighteen month period. Mr. Robertson’s benefits in effect as of the date of the termination (such as medical, dental, vision and life insurance) will also continue for eighteen months. In addition, any unvested options and restricted equity held by Mr. Robertson as of the date of termination that would have vested during the one-year period following that date if Mr. Robertson had remained employed by PSC, will automatically vest. Lastly, PSC extended the period of time following the termination of Mr. Robertson’s employment during which he may exercise vested stock options until February 13, 2012.
Receipt of these severance payments and benefits is subject to the execution of PSC’s standard form of separation and release agreement, which will include a non-competition clause.

In the event that a change in control of PSC occurs on or prior to May 13, 2011, Mr. Robertson’s termination of employment will be governed by the terms of his ERMA and not by the letter agreement described above except that certain provisions of the letter agreement shall continue to apply as described in the letter agreement.
The preceding description of Mr. Robertson’s letter agreement is qualified in its entirety by reference to the full text of the letter agreement filed as Exhibit 10.3 to this Form 8-K and incorporated herein by reference.
Item 9.01 Financial Statements and Exhibits
(d) Exhibits

Exhibit No.	Description

10.1	Employment Letter, dated as of October 15, 2010, by and between Progress Software Corporation and Charles F. Wagner, Jr.

10.2	Form of Executive Retention and Motivation Agreement (incorporated herein by reference to Exhibit 10.1 of the Current Report on Form 8-K filed by Progress Software Corporation on January 6, 2009)

10.3	Letter Agreement, dated November 12, 2010, by and between Progress Software Corporation and Norman R. Robertson

99.1	Press release issued by Progress Software Corporation, dated November 15, 2010

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: November 18, 2010	Progress Software Corporation
	By:	/s/ Richard D. Reidy
Richard D. Reidy
President and Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description

10.1	Employment Letter, dated as of October 15, 2010, by and between Progress Software Corporation and Charles F. Wagner, Jr.

10.2	Form of Executive Retention and Motivation Agreement (incorporated herein by reference to Exhibit 10.1 of the Current Report on Form 8-K filed by Progress Software Corporation on January 6, 2009)

10.3	Letter Agreement, dated November 12, 2010, by and between Progress Software Corporation and Norman R. Robertson

99.1	Press release issued by Progress Software Corporation, dated November 15, 2010